UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 30, 2009

Huttig Building Products, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-14982 (Commission File Number)	43-0334550 (IRS Employer Identification No.)

555 Maryville University Dr., Suite 400, St. Louis, MO (Address of principal executive offices)	63141 (Zip Code)
Registrant’s telephone number, including area code (314) 216-2600
Former name or former address, if changed since last report: Not Applicable
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Item 9.01 Financial Statements and Exhibits
SIGNATURE
EX-10.1
EX-99.1

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
(c) Effective June 30, 2009, Mr. Philip Keipp was appointed as the Vice President and Chief Financial Officer of Huttig Building Products, Inc. (the “Company”). Mr. Keipp is expected to begin his employment with the Company on July 22, 2009. A copy of the press release announcing Mr. Keipp’s appointment is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
Mr. Keipp, who is 48 years old, was employed at HD Supply Waterworks, Ltd., a leading distributor of water and wastewater transmission products, and its predecessor companies (collectively, “HD Supply”) from 1996 to February 2008, serving as the Chief Financial Officer and Chief Operating Officer from January 2007 to February 2008, as the Chief Financial Officer from January 2005 to January 2007 and as Vice President and Controller from 1997 to January 2005. Prior to joining HD Supply, Mr. Keipp spent over twelve years in public accounting, including ten years at KPMG LLP.
In connection with Mr. Keipp’s appointment, the Company entered into a letter agreement (the “Letter Agreement”) with him on June 30, 2009. A copy of the Letter Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.
Under the terms of the Letter Agreement, Mr. Keipp will earn an annual base salary of $250,000 and will be eligible to participate in the Company’s Economic Value Added Incentive Compensation Plan. In addition, Mr. Keipp will be granted, on his start date, 100,000 shares of restricted stock under the Company’s Amended and Restated 2005 Executive Incentive Compensation Plan. The restricted shares will vest over three years, assuming continued employment, with one-third of the shares vesting on each of the first three anniversaries of the grant date.
The Company will also enter into its standard form of executive officer change of control agreement (the “Change of Control Agreement”) and its standard form of indemnification agreement (the “Indemnification Agreement”) with Mr. Keipp, effective on Mr. Keipp’s start date. Each agreement is described in more detail below.
Change of Control Agreement
The Change of Control Agreement is for an initial three-year period and provides that if, within three years following a change of control of the Company, Mr. Keipp is terminated without cause or voluntarily terminates for good reason, he will be entitled to (i) salary and pro rata bonus then due, (ii) a lump sum payment equal to two times his annual salary and bonus, and (iii) the payment of his deferred compensation and accrued vacation. Mr. Keipp will also be entitled to continuation of benefits under the Company’s welfare benefit plans for two years after termination. The Company has previously entered into Change of Control Agreements with each of its other executive officers.
The description of the Change of Control Agreement set forth above is qualified in its entirety by reference to the terms of the Form of 2006 Amended and Restated Change of Control Agreement, a copy of which was filed by the Company as Exhibit 10.1 to its Quarterly Report on Form 10-Q for the fiscal quarter ended September 20, 2006, and which is incorporated herein by reference.
Indemnification Agreement

The Indemnification Agreement requires the Company to indemnify Mr. Keipp, to the full extent permitted by law, against any and all expenses, judgments, fines, penalties and settlement amounts incurred in connection with any claim against Mr. Keipp arising out of the fact that Mr. Keipp is or was a director, officer, employee, trustee, agent or fiduciary of The Company or is or was serving in any such capacity with any other entity, at the Company’s request. The Indemnification Agreement also requires The Company to advance expenses to Mr. Keipp prior to the settlement or final judgment of any such claim, provided that Mr. Keipp agrees to reimburse the Company if it is ultimately determined that Mr. Keipp is not entitled to be indemnified by the Company.
The Indemnification Agreement also requires the Company to maintain directors and officers liability insurance coverage for Mr. Keipp or, to the full extent permitted by law, to indemnify him for the lack of insurance coverage. The Company has previously entered into Indemnification Agreements with each of its other executive officers and each of its directors.
The description of the Indemnification Agreement set forth above is qualified in its entirety by reference to the terms of the Form of Indemnification Agreement for Executive Officers and Directors, a copy of which was filed by the Company as Exhibit 10.1 to its Current Report on Form 8-K filed on October 4, 2005, and which is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits

Exhibit No.	Description
10.1	Letter agreement between the Company and Philip W. Keipp fully executed June 30, 2009

99.1	Press release dated July 2, 2009

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Huttig Building Products, Inc. (Registrant)
Date: July 2, 2009
/s/ Jon P. Vrabely
Jon P. Vrabely
President and Chief Executive Officer